                             TENDER ELECTION NOTICE
                              FOR EMPLOYEES IN THE
                       ARDEN GROUP, INC. STOCK BONUS PLAN

    Arden Group, Inc. (the "Company") is pleased to announce that it has (1) offered to buy up to 250,000 shares of the Class A Common Stock of the Company and (2) amended the Arden Group, Inc. Stock Bonus Plan (the "Plan") and related Trust to permit all participants in the Plan to decide whether to tender the shares held under the Plan for their account. This Notice explains your right to tender or not tender these shares held in your Plan account ("Account").

    The Company has offered to buy, upon the terms and conditions set forth in the enclosed Offering Statement, up to 250,000 shares of the Class A Common Stock of the Company at a rate of $65.00 per share (the "Offer"). All participants may direct City National Bank (the "Plan Trustee") as to whether or not to tender the shares of Class A Common Stock held in their Accounts. If you own any shares of Class A Common Stock directly (other than in the Plan), you should follow the instructions in the Offering Statement to tender or not tender those shares.

    Attached to this Notice is a Tender Election Form. IT IS CRITICAL THAT THE PLAN TRUSTEE RECEIVE YOUR COMPLETED TENDER ELECTION FORMS BY THE CLOSE OF BUSINESS ON AUGUST 6, 1997. If the Plan Trustee does not RECEIVE your completed election forms at the address specified on that form by that time, the Plan Trustee will decide whether or not to tender the shares in your Account.

    You should also know that the Company has amended the Plan to provide that former employees who terminated employment on or before June 30, 1997 may elect to receive a cash distribution of the cash portion of their Account from the Plan (a "Special Cash Distribution"). These distributions are not available to employees who terminate employment after June 30, 1997.

    For your information, we have enclosed a copy of your 1996 Plan Year Account statement. Please note that due to minor reallocations since December 31, 1996, the number of shares currently in your Account may be slightly different than the number shown on your statement and your Account statement does not reflect earnings subsequent to December 31, 1996.

WHAT IS THE OFFER?

    The Company has offered to purchase up to 250,000 shares of the issued and outstanding shares of Class A Common Stock for cash at the rate of $65.00 per share. The terms of the Offer are described in detail in the Offering Statement. The Offer applies to all of the existing shareholders of the Company, including the Plan.

    As described in the Offering Statement, if more than 250,000 shares of Class A Common Stock are tendered in the Offer, then the Company will only acquire 250,000 shares on a pro rata basis according to the number of shares tendered by each stockholder. For example, assume you tender all 300 shares in your Account and that a total of 300,000 shares are tendered in the Offer. In this case, the Company will only buy 250,000 shares, prorating the shares tendered by each person. Accordingly, the Company will only buy 250 of the 300 shares allocated to your Account. Shortly after the Offer is completed, the Company intends to notify employees who tendered shares as to the percentage of tendered shares that were sold.

    At the current time, there are approximately 766,753 shares that may be tendered pursuant to the Offer. Of these, approximately 208,662 shares are held by the Plan; approximately 29,300 shares are allocated to the Accounts of active employees and approximately 179,362 shares are allocated to the Accounts of former employees. Bernard Briskin, Chairman of the Board, President and Chief Executive Officer of the Company, has advised the Company that he will not tender any shares pursuant to the Offer.

    The Company has amended the Plan and Trust documents so that former and active employees who have Account balances in the Plan may direct the Plan Trustee whether or not to tender the shares held in their Accounts. Under the terms of this amendment, you are responsible for deciding whether or not the shares held in your Account will be tendered. Accordingly, you are a "Named Fiduciary" for this purpose.

Under federal pension law, the Plan Trustee must follow your directions unless they are not proper or they are contrary to federal pension laws (for example, imprudent).

    You should determine whether you wish to direct the Plan Trustee to tender shares in response to the Offer and, if so, whether you wish to tender some or all of your shares of Class A Common Stock held in your Account. You should carefully review the terms of this Notice, the Offering Statement and the other documents accompanying this package in order to make this decision.

    Neither the Company, the Plan Committee nor the Plan Trustee are making any recommendation as to whether you should or should not tender the shares allocated to your Account. This decision is to be made by you in your sole discretion.

WHAT HAPPENS TO MY ACCOUNT AFTER THE OFFER?

    Under the terms of the Plan and related Trust document, Plan assets are to be invested solely in securities issued by the Company. If the Plan has any cash, whether due to a cash contribution from the Company or the sale of securities of the Company (including the proceeds from the Offer), the Plan Trustee may invest the funds in securities issued or guaranteed by the United States, interest-bearing savings accounts, money market or cash management accounts (collectively "Cash-Like Investments"), until the Plan Trustee decides and is able to purchase additional securities of the Company. As of the present time, approximately 45% of the Plan's assets are held in Cash-Like Investments.

    If you instruct the Plan Trustee not to tender any shares (and the Plan Trustee determines that your instructions are proper and not in violation of federal pension laws), the amount of Cash-Like Investments and the number of shares of Class A Common Stock held in your Account will not change as a result of the Offer.

    If you instruct the Plan Trustee to tender some or all of the shares in your Account (and the Plan Trustee determines that your instructions are proper and not in violation of federal pension laws), the total number of shares of Class A Common Stock allocated to your Account will decrease. In addition, the amount of cash in your Account will be increased by the proceeds from the shares that are sold. The proceeds from the Offer will be invested in Cash-Like Investments, until the Trustee decides to purchase additional securities of the Company. PLEASE BE AWARE THAT IF YOU TENDER SHARES AND THE PROCEEDS ARE ULTIMATELY REINVESTED IN SHARES, THE NET EFFECT OF THE TENDER AND THE REINVESTMENT MAY RESULT IN AN INCREASE OR DECREASE IN THE NUMBER OF SHARES HELD IN YOUR ACCOUNT. IF, WHEN THE PROCEEDS ARE INVESTED, THE REINVESTMENT PURCHASE PRICE IS HIGHER THAN THE TENDER PRICE, THIS WILL RESULT IN A DECREASE IN THE NUMBER OF SHARES CREDITED TO YOUR ACCOUNT. IF THE REINVESTMENT PRICE IS LOWER THAN THE TENDER PRICE, THIS WILL RESULT IN AN INCREASE IN THE NUMBER OF SHARES CREDITED TO YOUR ACCOUNT.

    Whether or not you tender shares, the Plan Trustee will still have the authority to invest the Cash-Like Investments held in the Plan in securities of the Company in the future or to sell securities of the Company in response to the Offer or in the future.

    The amounts, if any, held in your Account after completion of the Offer will remain in the Plan. Under the terms of the Plan, you are not eligible for a distribution while you are an employee. You will be eligible to receive these when you attain age 65 (unless you are still employed), die or become disabled.

HOW DO I TENDER THE SHARES IN MY ACCOUNT?

    In order to direct the Plan Trustee to tender some or all of the shares in your Account, you should complete and sign the attached Tender Election Form accompanying this package. You should specify whether you are tendering all of the shares or only a portion of the shares held in your Account. If you tender less than all of the shares, you should indicate the percentage of shares that you are tendering.

    You should return the Tender Election Form to the Plan Trustee at the address set forth in the form. THE TENDER ELECTION FORM MUST BE RECEIVED NO LATER THAN THE CLOSE OF BUSINESS ON AUGUST 6, 1997. Questions regarding how to tender and requests for information or additional copies of the Offering Statement or of other documents should be directed to the Plan Trustee at the address and telephone number set forth in the Tender Election Form.

    The Plan Trustee will determine the aggregate number of shares elected to be tendered by all active and former employees and tender them on behalf of the Plan.

WHAT IF I DON'T WANT TO TENDER MY SHARES?

    If you do not want to tender any shares held in your Account, you should complete and sign the attached Tender Election Form and indicate that you did not wish to tender any shares. You should return this Tender Election Form to the Plan Trustee at the address set forth in the Tender Election Form. THE TENDER ELECTION FORM MUST BE RECEIVED NO LATER THAN THE CLOSE OF BUSINESS ON AUGUST 6, 1997.

    If you do not return a Tender Election Form, the Plan Trustee will determine whether to tender or not to tender all or some of the shares held in your Account. Thus, failure to return a completed Tender Election Form may result in some or all of the shares held in your Account being tendered, as the Plan Trustee determines.

WHAT HAPPENS IF I DON'T RETURN A TENDER ELECTION FORM?

    If you do not return a Tender Election Form, the Plan Trustee will determine whether to tender or not tender all or some of the shares held in your Account.

WHAT IF I CHANGE MY MIND?

    ANY PERSON WHO COMPLETES A TENDER ELECTION FORM MAY CHANGE HIS OR HER ELECTION AT ANY TIME PRIOR TO THE CLOSE OF BUSINESS ON AUGUST 6, 1997 BY TIMELY DELIVERING A WRITTEN NOTICE OF WITHDRAWAL TO THE PLAN TRUSTEE, CITY NATIONAL BANK, ATTENTION: PAUL SINNOTT, 400 NORTH ROXBURY DRIVE, SUITE 600, BEVERLY HILLS, CALIFORNIA 90210, ALONG WITH A REVISED ELECTION SPECIFYING THE PERCENTAGE OF SHARES YOU WISH TO HAVE THE PLAN TRUSTEE TENDER ON YOUR BEHALF.

WILL I BE TAXED IF I TENDER MY SHARES?

    Because the shares of Class A Common Stock held in your Account are owned by the Plan, there will be no tax imposed on either you or the Plan if you sell your shares to the Company. The provisions in the Offering Statement entitled "Certain Federal Income Tax Consequences" will not apply to you or to the Plan.

    However, your decision to tender or not tender shares may have a potentially negative impact on the taxation of your distribution from the Plan. You should carefully read the enclosed NOTICE OF IRS TAX WITHHOLDING REQUIREMENTS and you should consult with your individual tax adviser to understand the tax consequences of these actions.

    THERE ARE CERTAIN FAVORABLE TAX RULES APPLICABLE TO STOCK DISTRIBUTIONS.These rules are described on page 5 of the attached Notice of IRS Tax Withholding Requirements (see "Employer Stock or Securities"). Specifically, if you receive a lump sum distribution of your Account and the distribution includes shares, any net unrealized appreciation (the difference between the shares' fair market value on the date of distribution and the Plan's cost basis) in the shares is not taxable to you until you sell the shares. Thus, if you tender the shares, any net unrealized appreciation in the shares that are sold will be lost and the cost of the shares in your Account will be recalculated to reflect current market prices.

WHAT IS THE SPECIAL CASH DISTRIBUTION?

    The Offer is being made to provide former employees with a mechanism to receive a Plan distribution. Accordingly, the Company amended the Plan to allow former employees who terminated employment on or before June 30, 1997 to elect to receive a Special Cash Distribution. These Special Cash Distributions will probably be made in late September or early October. Any shares of Class A Common Stock held in the Accounts of former employees after completion of the Offer will not be distributed as part of the Special Cash Distribution.

    The amount of the Special Cash Distribution (for each former employee that elects one) will be the sum of (1) the amount of cash and Cash-Like Investments held in his or her Account as of December 31, 1996 (adjusted for gains and losses through August 31, 1997) and (2) the amount of cash allocated to his or her Account in exchange for the Class A Common Stock sold in the Offer.

    Special Cash Distributions are not available to active employees. Accordingly, you may not elect one. Please note that the election of Special Cash Distributions by former employees will not affect the allocation of Class A Common Stock or Cash-Like Investments in your Account.

WHAT ELSE SHOULD YOU CONSIDER?

    Enclosed with this Notice is a copy of the Offering Statement, which includes, among other things, information regarding the Company's business, certain financial statements of the Company and the range of high and low sales prices of the Class A Common Stock for each quarterly period during fiscal years 1995 and 1996 and through July 11, 1997. You should read this material carefully in deciding whether to tender your shares.

    For additional information, please contact George A. Ruth, Arden Group, Inc., (310) 638-2842.

Enclosures:    Copy of 1996 Plan Year Account Statement
               Tender Election Form
               Notice of IRS Tax Withholding Requirements
               Offering Statement, dated July 17, 1997
               Quarterly Report on Form 10-Q for the quarter ended
               March 29, 1997

                       ARDEN GROUP, INC. STOCK BONUS PLAN
                              TENDER ELECTION FORM

    Arden Group, Inc. (the "Company") has recently offered to purchase up to 250,000 shares of its Class A Common Stock for cash at the rate of $65.00 for each and every share tendered. The offer is subject to the terms and conditions of the Offering Statement, dated July 17, 1997 (the "Offering Statement") and the Notice regarding tender elections (which together constitute the "Offer"). Please read these two documents and the Notice of IRS Tax Withholding Requirements before you complete this Form. Then COMPLETE THIS FORM TO DIRECT WHETHER YOU WANT TO DIRECT THE TRUSTEE OF THE ARDEN GROUP, INC. STOCK BONUS PLAN (THE "PLAN") TO TENDER THE SHARES OF CLASS A COMMON STOCK HELD IN YOUR ACCOUNT UNDER THE PLAN PURSUANT TO THE OFFER.

    In order to complete this form, complete the Participant Information, complete Box A (to tender all of your shares), Box B (to tender some, but not all, of your shares) OR Box C (to tender no shares) below, AND sign and date the form and return it to City National Bank, attention Paul Sinnott, 400 North Roxbury Drive, Suite 600, Beverly Hills CA 90210. THE FORM MUST BE RECEIVED AT THE ADDRESS ABOVE NO LATER THAN THE CLOSE OF BUSINESS ON AUGUST 6, 1997 IN ORDER TO BE VALID.

    IF YOU DO NOT RETURN THIS FORM, THE PLAN TRUSTEE WILL DECIDE WHETHER OR NOT TO TENDER SHARES IN YOUR ACCOUNT. YOU MUST COMPLETE THIS FORM AND CHECK BOX C IN ORDER TO ELECT NOT TO TENDER ANY SHARES.

PARTICIPANT INFORMATION

    Your Name ______________________________________________________________

    Social Security Number ____________________________  Phone
    Number (___)____________________________________________________________

    Address ________________________________________________________________

CHECK A, B OR C BELOW:

(A) ____ As a Named Fiduciary of my Account, I hereby direct the Plan Trustee to TENDER ALL OF THE SHARES of Class A Common Stock held in my Account under the Plan in accordance with the terms of the Offer.

(B) ____ As a Named Fiduciary of my Account, I hereby direct the Plan Trustee to
TENDER    % (please specify the percentage) of the shares of Class A Common
Stock held in my Account under the Plan in accordance with the terms of the Offer. I understand that the number of shares held in my Account may be slightly different than the number shown in the December 31, 1996 Plan statement.

(C) ____ As a Named Fiduciary of my Account, I hereby direct the Plan Trustee NOT TO TENDER ANY SHARES of Class A Common Stock held in my Account under the Plan.

PARTICIPANT SIGNATURE

    I have received and read the Notice regarding tender elections, Offering Statement and the Notice of IRS Tax Withholding Requirements. I agree to the terms and conditions in those materials. I understand that if more than 250,000 shares are tendered in the Offer, the Company shall purchase 250,000 shares on a pro rata basis among all stockholders tendering shares according to the number of shares tendered by each.

_____________________________________       ____________________________________

Participant Signature                               Date

                   NOTICE OF IRS TAX WITHHOLDING REQUIREMENTS

This notice contains important tax information you will need before you decide how to receive your benefits from the Arden Group, Inc. Stock Bonus Plan. It does not address state income taxes , only federal taxes.

SUMMARY

A payment from the Plan that is eligible for "rollover" can be taken in two ways. You may have all or any portion of your payment either 1) PAID IN A "DIRECT ROLLOVER," (unless the payment is less than $200) or 2) PAID TO YOU. A rollover is a payment of your Plan benefits to your individual retirement arrangement (IRA) or to another employer plan. This choice will affect the tax you owe.

If you choose a DIRECT ROLLOVER

     - Your payment will not be taxed in the current year and no income tax will be withheld.

     - Your payment will be made directly to your IRA or, if you choose, to another employer plan that accepts your rollover.

     - Your payment will be taxed later when you take it out of the IRA or the employer plan.

If you choose to have your Plan benefits PAID TO YOU

     - You will receive only 80% of the payment, because the Plan administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

     - Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59-1/2, you also may have to pay an additional 10% tax.

     - You can roll over the payment to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

     - If you want to roll over 100% of the payment to an IRA or an employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

MORE INFORMATION

I.   PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER                        PAGE 2
II.  DIRECT ROLLOVER                                                    PAGE 2
III. PAYMENT PAID TO YOU                                                PAGE 3
IV.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES       PAGE 5

I.   PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to an IRA or to another employer plan that accepts rollovers. Your Plan administrator should be able to tell you what portion of your payment is an eligible rollover distribution. The following type of payment CANNOT be rolled over:

REQUIRED MINIMUM PAYMENTS. Beginning in the year you reach age 70-1/2, a certain portion of your payment cannot be rolled over because it is a "required minimum payment" that must be paid to you.

II.  DIRECT ROLLOVER

Unless the payment is less than $200, you can choose a direct rollover of all or any portion of your payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is paid directly from the Plan to an IRA or another employer plan that accepts rollovers. If you choose a direct rollover, you are not taxed on a payment until you later take it out of the IRA or the employer plan.

DIRECT ROLLOVER TO AN IRA. You can open an IRA to receive the direct rollover. (The term "IRA," as used in this notice, includes individual retirement accounts and individual retirement annuities.) If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to an IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish an IRA to receive the payment. However, in choosing an IRA, you may wish to consider whether the IRA you choose will allow you to move all or part of your payment to another IRA at a later date, without penalties or other limitations. See IRS Publication 590, INDIVIDUAL RETIREMENT ARRANGEMENTS, for more information on IRAs (including limits on how often you can rollover between IRAs).

DIRECT ROLLOVER TO A PLAN. If you are employed by a new employer that has a plan, and you want a direct rollover to that plan, ask the administrator of that plan whether it will accept your rollover. If your new employer's plan does not accept a rollover, you can choose a direct rollover to an IRA.

III. PAYMENT PAID TO YOU

If you have the payment over $200 made to you, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or another plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

INCOME TAX WITHHOLDING:

     MANDATORY WITHHOLDING. If any portion of the payment to you is an eligible rollover distribution, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if your eligible rollover distribution is $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from the Plan. You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

     VOLUNTARY WITHHOLDING. If any portion of your payment is not an eligible rollover distribution but is taxable, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. To elect out of withholding, ask the Plan administrator for the election from and related information.

     SIXTY-DAY ROLLOVER OPTION. If you have an eligible rollover distribution paid to you (even if it is less than $200), you can still decide to roll over all or part of it to an IRA or another employer plan that accepts rollovers. If you decide to roll it over, YOU MUST MAKE THE ROLLOVER WITHIN 60 DAYS AFTER YOU RECEIVE THE PAYMENT. The portion of your payment that is rolled over will not be taxed until you take it out of the IRA or the employer plan.

     You can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the IRA or the employer plan to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.

     EXAMPLE: Your eligible rollover distribution is $10,000, and you choose to have it paid to you. You will receive the $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to an IRA or employer plan.
     To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the IRA or employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of the $2,000 withheld.

     If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

     ADDITIONAL 10% TAX IF YOU ARE UNDER AGE 59-1/2. If you receive a payment before you reach age 59-1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax does not apply to your payment if it is (1) paid to you because you separate from service with your employer during or after the year you reach age 55, (2) paid because you retire due to disability, (3) paid to you as equal (or almost equal) payments over your life or life expectancy (or your and your beneficiary's lives or life expectancies), or (4) used to pay certain medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

     SPECIAL TAX TREATMENT. If your eligible rollover distribution is not rolled over, it will be taxed in the year you receive it. However, if it qualifies as a "lump sum distribution," it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and certain other similar plans of the employer) that is payable to you because you have reached age 59-1/2 or have separated from service with your employer (or, in the case of a self-employed individual, because you have reached age 59-1/2 or have separated from service with your employer (or, in the case of a self-employed individual, because you have reached age 59-1/2 or have become disabled). For a payment to qualify as a lump sum distribution, you must have been a participant in the Plan for at least 5 years. The special tax treatment for lump sum distributions is described below.

     FIVE-YEAR AVERAGING. If you receive a lump sum distribution after you are age 59-1/2, you may be able to make a one-time election to figure the tax on the payment by using "5-year averaging." Five-year averaging often reduces the tax you owe because it treats the payment much as if it were paid over 5 years. This rule does not apply after 1999.

     TEN-YEAR AVERAGING IF YOU WERE BORN BEFORE JANUARY 1, 1936. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates) instead of 5-year averaging (using current tax rates). Like the 5-year averaging rules, 10-year averaging often reduces the tax you owe.

     CAPITAL GAIN TREATMENT IF YOU WERE BORN BEFORE JANUARY 1, 1936. In addition, if you receive a lump sum distribution and you were born before January 1, 1936, you may elect to have the part of your payment that is attributable to your pre-1974 participation in the Plan (if any) taxed as long-term capital gain at a rate of 20%.

     There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in the same year. If you have previously rolled over a payment from the Plan (or certain other similar plans of the employer), you cannot use this special tax treatment for later payments from the Plan. If you roll over your payment to an IRA, you will not be able to use this special tax treatment for later payments from the IRA. Also, if you roll over only a portion of your payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how you elect the special tax treatment.

     EMPLOYER STOCK OR SECURITIES. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above (or would qualify except that you do not yet have 5 years of participation in the Plan), or 2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you receive it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

     You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock (including any net unrealized appreciation) can be rolled over to an IRA or another employer plan either in a direct rollover or a rollover that you make yourself.

     If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 5-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

IV.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." You are an alternate payee if your interest in the Plan results from a "qualified domestic relations order." which is an order issued by a court, usually in connection with a divorce or legal separation. some of the rules summarized above also apply to a decreased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees, and other beneficiaries that should be mentioned.

     If you are a surviving spouse, you may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to an IRA but you cannot roll it over to an employer plan. If you are an alternate payee, you
have the same choices as the employee.   Thus, you can have the payment paid as
a direct rollover or paid to you. If you have it paid to you, you can keep it or roll it over yourself to an IRA or to another employer plan that accepts rollovers. If you are a beneficiary other than the surviving spouse, you CANNOT choose a direct rollover, and you CANNOT roll over the payment yourself.

     If you are a surviving spouse, an alternate payee, or other beneficiary, your payment is not subject to the additional 10% tax described in section III above, even if you are younger than age 59-1/2.

     If you are a surviving spouse, an alternate payee, or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in section III above. If you receive a payment because of the employee's death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the plan.

HOW TO OBTAIN ADDITIONAL INFORMATION

This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with a professional tax advisor BEFORE you take a payment of your benefits from the Plan. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, PENSION AND ANNUITY INCOME, and IRS Publication 590, INDIVIDUAL RETIREMENT ARRANGEMENTS. These publications are available from your local IRS office or by calling 1-800-TAX-FORMS.


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